COLLECTIVE BARGAINING AGREEMENT

           This Agreement, made and entered into (to become effective 12:01 a.m.) June 10, 2002, is between SWVA, Inc., or its successor, at its plant at 17th Street and Second Avenue in Huntington, West Virginia (hereinafter referred to as "Steel" or "Company") and the United Steelworkers of America, AFL-CIO, (hereinafter referred to as "Steelworkers" or "USWA").

           The Company agrees that it will not sell, convey, assign, or otherwise transfer the SWVA, INC., Plant or significant part thereof covered by the Contract between the Company and the United Steelworkers of America that has not been permanently shutdown for at least eight months to any other party ("buyer") who continues to operate the "Plant" as the Company had, unless no later than the time of the transfer the "buyer" agrees to assume this Agreement.  Once so assumed, this Agreement will continue to bind the Union.

Section 1 - INTENT AND PURPOSE

1-A  Relationship between the parties

1.  It is the intent and purpose of the parties hereto that this Agreement shall promote and improve industrial and economic relationships between Steel and Steelworkers and to set forth herein the Agreement covering rates of pay, hours of work and conditions of employment to be observed between the parties hereto.

1-B  Anti-discrimination

1.  There shall be no discrimination, restraint or coercion against any member because of membership in the Union, Union Activity, Race, Creed, Color, Sex, National Origin, Religion, Age or Handicap.

2.  The parties agree to comply with the Federal "ADA Law".

1-C  Definition of employee

1.  The term "employee" as used in this Agreement will include all production and maintenance workers of Steel at its Huntington plant located at 17th Street and Second Avenue in Huntington, West Virginia.  Positions herein excluded from the Bargaining Unit include Stenographers, Secretaries, Receptionists, PBX Operators, Messengers, Porters, Clerks (cost, inventory, stores, production, payroll, sales, accounting and billing personnel), Weighmaster, Draftsmen, Guards, Watchmen, Foremen, Supervisors, Superintendents, all personnel who are on the semi-monthly payroll of Steel, and all other employees agreed to by Steel and the Steelworkers.

1-D  Supervisor working

1.  The Company agrees that Supervisors and other members of management are employed for the purpose of supervision.  Supervisors shall not take the place of or perform the duties of regular bargaining unit employees except for the purposes of instructing, training, investigating a problem, or where an emergency exists and/or assisting bargaining unit employees to maintain efficient operations as long as assisting is minimal.  However, this Section is not to prohibit Melter Supervisors, Caster Supervisors, or Roller Supervisors from continuing to perform their duties as they have in the past.

2.  In the event a Foreman violates Section 1-D-1 above, the Company will compensate the employee who should have been offered the work a minimum of one (1) hour pay or the actual time worked, whichever is greater.

1-E  Contracting Out

1.  Steel shall not have any production work performed by non-Bargaining Unit employees that is normally performed by the Bargaining Unit as long as current employees are willing to work the overtime and equipment time is available.

2.  Steel will not contract-out work normally performed by Bargaining Unit maintenance employees for the purpose of avoiding overtime or during any period of lay-off as long as those employees laid-off have the ability to perform the work in question (excluding any laid-off probationary employees).

Section 2 - MANAGEMENT

2-A  Management Rights

1.  The Union and its members recognize the right to manage the plant and works, and to direct the working forces, is vested exclusively in the Company.  Among these rights are the right to hire, suspend, discharge for just cause, promote, demote, transfer, assign jobs, increase forces and decrease forces, provided this Section will not be used for purpose of discrimination against any employee or in violation of any of the other provisions of this Agreement.

Section 3 - RECOGNITION

3-A  USWA

1.  Steel recognizes the Steelworkers as the exclusive representative of all the employees of Steel, as defined in Section 1-C-1 hereof, for the purpose of collective bargaining in respect to rates of pay, wages, hours of work and other conditions of employment.

3-B  Committees

1.  Steel will recognize the Local Union's Grievance, Safety, Retirement, Insurance, Worker's Compensation, Contracting Out, Labor/Management, Civil Rights and Negotiating as committees.

2.  Steel will count lost scheduled straight time hours as time worked during Joint/Committee meetings for the following committees only:  Safety, Labor/Management and Retirement committees.  Steel will extend the same application to the Chairman of the Union's Blood Bank.

(a)Grievance committeemen will be paid to attend
   joint 3rd Step meetings.

3-C  Membership

1.  Steel agrees that membership in the Steelworkers shall hereafter be a condition of employment in accordance with the provisions which follow in paragraphs 3-D-1 & 2, 3-E-1 & 2, and 3-F-1.

3-D  Probationary Employees

1.  All new employees who are hired by Steel will become Steelworker members after thirty (30) calendar days.  However, their probationary period shall be 525 hours of actual performance of work, during which time employees have no rights under this Collective Bargaining Agreement and can't file grievances.

2.  A probationary period is provided to determine if a new employee will become an effective team member in the work force of Steel.  At the end of each 175 hours worked, during the probationary period, the employee will either receive a salary increase as provided in Section 8-E or be terminated, all entirely at the discretion of Steel.

3-E  Authorization Cards

1.  The Union shall indemnify and save Steel harmless against any and all claims, demands, suits, or other forms of liability that shall arise out of or by reason of action taken by Steel in reliance upon the Union Dues Deduction Authorization Cards including deducting "Union Dues from probationary employees."

2.  It is further agreed that during the life of this Agreement, all members of the Steelworkers shall authorize Steel to check off their union dues, initiation fees and assessments, each as designated by the Secretary/Treasurer of the International Union.  Steel agrees to check off such authorized dues, initiation fees and assessments and to forward them to the Secretary/Treasurer of the International Union.

3-F  Loss of Membership

1.  Should the Steelworkers determine for any reason that an employee loses his/her membership in good standing with them, which would require termination of the employee from Steel, the Steelworkers will hold Steel harmless from any action taken by the employee against Steel.

Section 4 - RESPONSIBILITIES OF THE PARTIES

4-A  Plant Rules

1.  Steel and Steelworkers recognize and agree that basic and fundamental rules are required to govern the interaction between the parties, individuals and groups of individuals of Steelworkers and Steel.  The parties further agree that these rules, stated in Section 20, will be followed by all employees and individuals hired by Steel.  Supervisors will endeavor to call an employee's attention to violations of the rules and give reasonable assistance in obtaining compliance.

(a)  No plant rule can be changed without the
    mutual joint consent of the parties.

Section 5 - SAFETY

5-A  Safety Procedures

1.  Steel shall provide a safe place to work by eliminating hazardous conditions, maintaining protective guards on machinery and requiring employees to wear protective equipment needed on the job.  However, it is recognized that the only way to be certain to maintain accident free performance is for each employee to accept a personal responsibility to work safely.  Employees will be familiarized about safety precautions and operating fundamentals of equipment they are assigned to operate.

2.  The parties agree the Joint Safety Committee will conduct monthly plant tour safety inspections (or more frequently if necessary) and report its finding to the President of Steel or his representative. The Committee shall consist of five (5) Company representatives and five (5) Union representatives.

3.  No employee shall be required to perform work that in their opinion is unsafe and no disciplinary action will result due to the refusal to perform such work.

4.  The USWA may perform "dust checks" and "air quality checks" at their convenience and at their expense at any time with access to the plant.

5.  A hazardous condition that could cause serious injury or death should be fixed or the machine shut down.

6. An employee who is injured at work and seeks outside medical attention and returns to work to complete his or her scheduled work hours that same day, shall be paid for any hours lost that day at the appropriate rate of pay.

Section 6 - HOURS OF WORK

6-A  Work Week

1.  The Company will provide forty (40) hours work per week to those actually at work for their entire scheduled workweek, and will lay-off according to Section 7-F Lay-off if it becomes necessary to curtail the work force.  Some schedules and demands of the business will require employees to work in excess of eight (8) hours in a day.

2.  The workweek will be from Monday through Sunday.

3.  Schedules showing employees' workdays will be posted by noon Thursday for the following workweek, including any known overtime days.

4.  When a sixth (6th) day is scheduled in a workweek in a Group for all shifts that day, everyone may be scheduled to work, subject to the forty-eight (48) hour requirement.  If less than all shifts are scheduled, Supervisors must post or canvass for volunteers so that senior qualified employees can first indicate their desire to work.  Should it be necessary to obtain additional workers to fill the requirement, the junior qualified employee(s) will be required to work subject to the forty-eight (48) hour requirement.  Under both above situations, senior qualified employees will be allowed off if other qualified employees sign up to volunteer to work their overtime schedule.

5.  Employees will not be scheduled to perform extra or make-up work because of absence for any reason.  However, this subsection is not to be construed to prohibit employees from requesting available work to complete their 40-hour schedule, nor to prevent Steel from scheduling employees for weekend work in the normal manner.

6-B  Reporting Pay

1.  Employees who are scheduled to report to work, and who do report, will be paid four (4) hours reporting pay if they are instructed to return home and not assigned to work that day.

6-C  Overtime Pay

1.Steel has a right to require a reasonable amount of overtime in excess of forty (40) hours in any workweek.  Time and one-half (1-1/2) will be paid for any hours worked in excess of forty (40) in a workweek.

2.  Double time shall be paid for any hours worked on the 7th consecutive day (Sunday) only after the employee has worked a minimum of four (4) hours per day each of the preceding six (6)days that week (Monday through Saturday).

6-D  Excessive Hours

1.  Steel shall not require or allow an employee to work in excess of sixteen (16) hours in a twenty-four (24) hour period.  Steel shall not require an employee to work in excess of forty-eight (48) scheduled hours in a workweek.

6-E  Holidays

1.  The following are holidays:

  New Year's Day
  Good Friday
  Memorial Day
  July 4th
  Labor Day
  December 24th
  Christmas Day
 Employee's Birthday (the day following, if birthday coincides with other specified holidays)

2.  All hours actually worked on holidays listed above will be paid at the rate of time and one-half (11/2) the regular rate of pay, in addition to the weekly wage.

3.  Holiday pay, as defined above, will be paid only to employees on the active payroll.  Active payroll shall mean those persons currently regularly scheduled to work.  It does not include those on lay-off, on leave of absence for any reason, or not working on a regular basis.

4.  All work performed Labor Day, July 4th, December 24th and Christmas Day will be performed on a voluntary basis, with the senior qualified selected first.

5.  Hours of work on the following Holidays:
New Year's Day, Good Friday, and Memorial Day will be staffed and worked (if required) by a notice being posted so employees not on the posted holiday work schedule can by seniority elect to work and they will displace the most junior employee(s) in like numbers.

Section 7 - SENIORITY, OVERTIME, LAY-OFFS AND RECALL

7-A  Voluntary Quit

1.  Any Bargaining Unit employee who voluntarily quits the Bargaining Unit for any reason, will lose all length of continuous service accumulated.  If reinstated or rehired, he/she shall be placed at the bottom of the seniority list.

7-B  Groups

1.  Groups are defined in Section 21 attached hereto.

7-C  Schedules/Drop Days

1.  Employees will be given preference by seniority in selecting their schedules and/or drop days/scheduled days off on their assigned shift provided the employees are qualified to perform the work in question.

7-D  Daily Overtime

1.  When daily overtime occurs the senior qualified employee from the preceding shift will be offered the work.

7-E  Call Out

1.  If overtime work is not filled in accordance with 7-D above and it becomes necessary to call an employee(s) to come to work, the senior qualified employee(s) will be offered the work.  If no one accepts the work, the junior qualified employee(s) from the preceding shift will be required to fill the vacancy.  If no preceding shift exists, then force the junior qualified employee from the call out list.

7-F  Lay-Off

1.  In the event Steel should decide that a reduction in force is required, the least senior employee in plant seniority will be laid-off.  Lay-offs in the Trade and Craft (Rate Class 1) will be by seniority in the trade or craft affected.  However, it is understood and agreed between the parties that it may be necessary to retain Trade and Craft (Rate Class 1) employees on an out-of-line seniority basis due to qualifications.  Further, for the purpose of preserving continuity of administration of the provisions of this Agreement, the President, Vice President and Grievance Persons shall not be laid-off in any group regardless as to whether or not their seniority is greater than the employee replaced.

7-G  Recall

1.  Recall to work from lay-off will be by seniority excluding probationary employees.  However, the parties agree to out-of-line recall for Trade and Craft (Rate Class 1) employees relative to seniority in the trade or craft affected.  In the event of a lay-off or reduction of a group the employees affected will have recall rights back to their bid-in group.  If there are no vacancies in their group then they have the right to a temporary reassignment to the other groups by seniority.  Recall rights to active payroll will be maintained on an unlimited basis.  However, it is understood, if a laid-off employee is provided a recall opportunity and declines, he or she is considered to have "quit" and employment status is terminated.

2.  It is the responsibility of all employees to provide the Human Resources Department with a current address and telephone number where they can be contacted.  Steel will not be responsible for failure of the employee to provide this information if a junior employee is recalled as a result.

3.  If the attempt to recall is not successful due to Steel's inability to make contact with the affected employee but the employee makes contact with Steel during that week, then the employee will be scheduled for work in the following week.

7-H  Permanent Vacancy

1.  When an opening occurs within a defined Group, the employees currently assigned to that Group will be permitted to exercise seniority to move to the shift where the opening exists, provided they are qualified to perform the work available on that shift.  The remaining openings will be posted plant wide for five (5) consecutive days. Permanent openings will be posted at all bath houses and where work schedules are posted.  Awarded openings will be posted in the same manner.  All openings will show the Group, primary area for production workers or primary expertise required for Trade and Craft workers, rate of pay, and shift; as well as the time the posting will come down.  However, it is clearly understood that permanent openings may only occur within a Group as defined in Section 21.

(a)  If the Opening pertains to a production Group then the senior qualified employee indicating his desire will be awarded the Opening.

(b)  If the Opening pertains to a Trade and Craft position then the best qualified applicant will be selected to fill the Opening.

7-I  Shift Selection

1. Employees will be allowed to select a shift by seniority, when a permanent vacancy occurs for a change in shift assignment, providing the employee has the ability to perform the work.

2. Temporary shift assignments shall be considered as an assignment of a temporary nature.  The duration of the assignment shall not exceed sixty (60) calendar days.

(a) Such shift assignments will be given preference by seniority provided the employee(s) are qualified to perform the work in question,

                 - - unless - -

(b) It is necessary to retain a senior employee on a shift where he is performing work of a qualified nature.

7-J  Job Assignments

1.  Work assignments within a Group are made by supervision.  When moving an employee to different work within the production Groups, the Company will transfer the least senior qualified employee from the work selected unless more senior employees are better qualified for that work, or it is necessary to retain the junior employee because they are better qualified for the work they are performing.

Section 8 - RATE CLASSIFICATIONS AND WAGES

8-A  Wages

1.  Effective Monday June 10, 2002:

(a)  All employees classified as Trade and Craft(Rate Class 1) will receive $17.15 per hour base rate.

(b)  All employees classified as skilled production workers (Rate Class 2) will receive $16.65 per hour base rate.

(c)  All employees classified as production workers (Rate Class 3) will receive $15.65 per hour base rate.

8-B  Wages

1.  Effective Monday June 2, 2003:

(a)  All employees classified as Trade and Craft (Rate Class 1) will receive $17.30 per hour base rate.

(b)  All employees classified as skilled production workers (Rate Class 2) will receive $16.80 per hour base rate.

(c)  All employees classified as production workers (Rate Class 3) will receive $15.80 per hour base rate.

8-C  Wages

1.  Effective Monday June 7, 2004:

(a)  All employees classified as Trade and Craft (Rate Class 1) will receive $17.55 per hour base rate.

(b)  All employees classified as skilled production workers (Rate Class 2) will receive $17.05 per hour base rate.

(c)  All employees classified as production workers (Rate Class 3) will receive $16.05 per hour base rate.

8-D  WAGES

1.  Effective Monday, June 6, 2005:

(a) All employees classified as Trade and Craft (Rate Class 1) will receive $17.80 per hour base rate.

(b) All employees classified as skilled production workers (Rate Class 2) will receive $17.30 per hour base rate.

(c) All employees classified as production workers (Rate Class 3) will receive $16.30 per hour base rate.

8-E  Probationary Rates

1.  A probationary employee starts at $3.00 an hour below the base rate and progresses in $1.00 an hour increments every 175 hours of actual work performed until he or she reaches the base rate.  In the event he or she does not get the next rate, he or she is terminated.

(a)  Supervisors may increase probationary employees' rate of pay any time during the probationary period, not to exceed non-probationary rates.

8-F  Brick Masons

1.  The Brick Masons are included as Trade and Craft (Rate Class 1) and will remain in the Melt/Cast Group for all purposes including overtime.

Section 9 - BENEFITS

9-A  Vacations

1.  The vacation year will be the calendar year January 1st through December 31st.  All employees hired prior to June 7, 1999 will be eligible for four (4) weeks vacation in any vacation year after completing 1,040 hours of work prior to taking a vacation.

(a)  One (1) vacation week will be scheduled during plant close down or at other times, depending on the needs of the business.

(b)  All employees will be scheduled off for one week of vacation for the week in which Thanksgiving Day falls.  Any work performed during this week will be on a voluntary basis.

(c)  All employees will be allowed to have one floating week of vacation to be scheduled at any time during the calendar year without regard to the 1,040 hour requirement providing that a written request is made fourteen (14) days prior to the start of such vacation and as long as it is reasonable to conclude that the eligibility requirements of 1,040 hours will be obtained.

(d)  All employees eligible for vacation based on # 1 above may schedule, at the beginning of the year, by seniority, one (1) week of their vacation subject to the company setting the maximum number of employees taking vacation each week and the time being scheduled prior to February 28th.

2. The vacation year will be the calendar year January 1st through December 31st.  All employees hired after June 7, 1999 will be eligible for vacation in any vacation year after completing 1040 hours of work prior to taking a vacation based upon the following criteria:

The parties agree that the employees with vacation eligibility under 9-A-2(a)&(b) may request, subject to the needs of the business, vacation days or the full week at times other than Thanksgiving week providing they sign the One Week Vacation Eligibility Change Under 9-A-2(a)&(b) document.

(a) One (1) week after one (1) year of service: All employees will be scheduled off for one week of vacation for the week in which Thanksgiving Day falls.  Any work performed during this week will be on a voluntary basis.

(b) Two (2) weeks after three (3) years of service. One week shall be Thanksgiving week, the second week will be scheduled during plant close down or at other times, depending on the needs of the business.

(c) Three (3) weeks after ten (10) years of service. One week shall be Thanksgiving week, one week shall be a week scheduled during plant close down or at other times, depending on the needs of the business, the third week may be scheduled at the beginning of the year, by seniority, subject to the company setting the maximum number of employees taking vacation each week at the time being scheduled prior to February 28th.

(d) Four (4) weeks after twenty (20) years of service. One week shall be Thanksgiving week, one week shall be a week scheduled during plant close down or at other times, depending on the needs of the business, the third and fourth weeks may be scheduled at the beginning of the year, by seniority, subject to the company setting the maximum number of employees taking vacation each week at the time being scheduled prior to February 28th.

3.  A week of vacation shall consist of seven (7) consecutive days, Monday through Sunday, which means five (5) work days and two (2) off days, for forty (40) hours pay.  However, this does not prevent an employee from requesting vacation one day at a time.

9-B  Holiday During Vacation

1.  It is agreed if a holiday falls during a vacation week, employees will receive eight (8) hours straight time pay in addition to the weekly wage.

2.  If a holiday falls during a vacation week, the employee may, with supervisory approval, have the option to take off the last scheduled work day prior to vacation or the first scheduled day after vacation in lieu of the holiday, for which he/she shall be paid one day's vacation pay.

9-C  Health Care

1.  Steel will continue the employees' "Health Insurance Plan."

(a)  Effective January 1, 2000, Bargaining Unit employees become participants in the existing Management Employee's Health Care Plan, which will be renamed the SWVA, Inc. Employee Health Care Plan.

(b)  Totally disabled employees' eligibility to continue under this Plan will cease at the maximum of a twelve (12) consecutive full month period from their date of disability.

9-D  Dental & Vision

1.  Steel will continue the employees' "Dental" and "Vision" Plans for the term of this Agreement.

(a)  Totally disabled employees' eligibility to continue under these Plans will cease at the end of a twelve (12) consecutive full month period  from their date of disability.

2.  It is expressly agreed and understood by and between the parties that during the term of this Agreement, Steel's only responsibility and its sole obligation under this Section is to pay premiums to an insurance company(s) for a Dental/Vision Insurance Plan for active Bargaining Unit Employees.

(a) Steel is not responsible for administration or claims dispute resolution with respect to benefits under the Dental/Vision Insurance Plan(s).

9-E  Retiree Medical Premium Reimbursement Plan

1.  On July 1, 1993 (effective date) Steel established a "Voluntary Employees' Beneficiary Association" (VEBA) Trust entitled "Retiree Medical Premium Reimbursement Plan" (the "Plan").  Steel shall contribute the sum of $200,000 per annum for the sole purpose of reimbursing employees who resign their employment due to retirement and who meet the eligibility criteria described in paragraph 9-E-8 of this Section for insurance premiums paid by such employees to purchase medical coverage.

(a)  A "Special Rule Retiree" Amendment has been added to the Plan.

(b)  A total "Disabled Retiree" Amendment has been added to the Plan.  (See Plan for details.)  (See Section 9-E-8-(d).)

(c)  A "Medicare Supplement" Amendment has been added to the Plan.  This Amendment will allow the Retiree (or their spouse), after reaching age 65 and becoming Medicare eligible, to be reimbursed for premiums paid for Medicare Supplement Insurance up to a maximum of $150.00 per month each.  (See Plan for details.)

2.  Such sum shall be payable in a lump sum to the VEBA Trust established by Steel and administered by the parties who serve on the "Joint Retirement Plan Committee," which shall be known as the "VEBA Committee."

3.  A $200,000 contribution (as referenced in 9-E-1 above) will be made on each anniversary date throughout the term of this Agreement; provided, however, that such sum shall be payable only so long as this Agreement is in effect, i.e., the term of the Agreement or earlier, as provided in Section 13-B-1 of this Agreement or as modified pursuant to paragraph 9-E-4 below.

(a) In no event shall Steel be liable for any contribution in excess of $200,000 per annum, even though the number of employees covered by this Section may change subsequent to the effective date of this Agreement.

(b) Payments made from the Plan may only be used by the participant to purchase medical coverage for the participant and if elected by the participant, his/her spouse/or any eligible dependent children (provided that such spouse or children are not eligible to receive any benefit or coverage under Title XVIII of the Social Security Act (Medicare)) under any medical plan other than a plan maintained by Steel.  The Plan shall reimburse participants' premiums for medical coverage in an amount which shall be limited to the lesser of (1) $1,000 per month per participant or (2) the actual amount of monthly premiums billed to and paid by the participant for medical coverage.  Notwithstanding the foregoing, in no event shall the total amount payable to participants under the Plan (whether for coverage for participants, spouses or dependent children) exceed the amount of contributions that Steel is required to pay to the Plan under paragraphs 9-E-1 and 9-E-3-(a) of this Section.

4. During the annual VEBA Opener as provided in Section 13-B-1 of this Agreement, the parties may seek and agree to make any changes or modifications to this Section.

(a)  Changes or modifications also include decisions about distribution of the annual contribution remaining after offset relative to the "Special Rule Retiree" Amendment.

5.  The Plan and the assets thereunder shall be held and administered under the terms and provisions of the Trust Agreement between Steel and its designated trustee(s), any plan document adopted by Steel and any amendments thereto.

6.  The parties intend that the Plan qualify for exemption from federal income tax under Section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), as a Voluntary Employee's Beneficiary Association pursuant to Section 501(c)(9) of the Code.

7.  All disputes under the Plan shall be governed by the ERISA claims procedure as provided in U.S. Department of Labor Reg. § 2560.503-1.

8.  Eligibility Criteria:  A retired employee of Steel shall be eligible to participate in the Plan as a participant only if he/she satisfies all of the following requirements (or modified requirements of the Amendment referenced in 9-E-1-(b)):

(a)  Employee voluntarily resigns employment status with Steel on or after age fifty eight (58);

(b)  Employee is not eligible to receive any benefit or coverage under Title XVIII of the Social Security Act (Medicare), except as indicated by amendment referenced under Section 9-E-1-(c); and

(c)  Employee has attained at least age fifty eight (58).

(d)  In the absence of health insurance from any other sources, the Company will continue to provide its health insurance coverage for up to a maximum of twelve (12) consecutive full months from date of disability for those employees not otherwise eligible for VEBA.  However, a disabled employee under the age of fifty eight (58) who  retires would become eligible under VEBA rules and continue health insurance only for a maximum of twenty-nine (29) consecutive full months from date of disability.

9. Termination of Participation:  A retired employee's participation in the Plan terminates if:

(a)  Employee no longer satisfies any one of the eligibility requirements listed in 9-E-8 above;

(b)  Employee elects to cease participation in the Plan;

(c)  Employee fails to provide any of the forms, certifications or other documentation required by the Plan Administrator;

(d)  Employee fails to timely pay his premium to the insurance carrier providing medical coverage; or

(e)  The Plan is terminated.

10. Notwithstanding anything contained herein to the contrary, any coverage purchased under the "Plan" by an eligible employee shall be secondary to all other plans under which the employee is eligible to participate or that are otherwise available to the employee.

9-F  Profit Sharing

1.  Steel agrees to have a Profit Sharing Plan.  Seventeen percent (17%) of the pre-tax profits will be divided equally by all Bargaining Unit employees and will continue the current calculation of the amount due the Bargaining Unit.  The Profit Sharing Plan will provide funding for the Pension Plan at paragraph G and bonus.  Two semi-annual share payments will be made.  The first installment will be payable no later than the last pay period in June and the second installment no later than the last pay period in November.

9-G  Retirement Plan

1.  Steel agrees to continue the Collective Bargaining Unit Retirement Plan which will be funded out of the Profit Share Amount. Steel shall contribute to the Retirement Plan on a semi-annual basis $200.00 for each eligible employee for each eligible month, however, if the Profit Share Amount calculated by Steel is less than the aggregate total of all eligible months at $200.00, then Steel will contribute to the Retirement Plan such lessor Profit Share Amount prorated to each employee based upon eligible months worked.

(a) Interim Retirement Guarantee: Between July 1, 2002 and May 31, 2006, the company will guarantee that in the event profits don't generate a sufficient profit share amount to fund (at the conclusion of each Plan year encompassing July 1, 2002 through May 31, 2006) the equivalent of 25¢ per hour worked by each employee as a contribution to employee's 401K accounts, then the company shall make up the difference.

2. A 401k Plan will be continued for the Bargaining Unit employees of Steel.

(a)  An amendment will be adopted which permits employees to increase their voluntary 401k contribution from 10% to 15% with each employee having the option to increase their contribution up to the maximum limit allowed by Federal regulations.

3.  The Retirement Plan includes a hardship provision which allows an employee to make a withdrawal on the employer's contribution as defined by applicable Federal law.

9-H  Boot Allowance

1.  All employees will receive an annual $125 work boot allowance.  This allowance will be paid once annually to current active and laid-off employees at the time the annual allowance is paid.

2.  The annual boot allowance will be paid on the payroll for the period ending the first full week in August during each year of this Agreement.

9-I  Disability Plans

1.  Effective July 1, 1999 the Company will provide a Long Term Disability (LTD) Plan for employees with five (5) years of service or more.  (See Plan for details.)

(a)  65% of straight time monthly base pay until age 65 if disability begins prior to age 60.  If date of disability occurs after age 60, see Plan's sliding scale.

2.  Effective July 1, 1999, Company Short Term Disability (STD) Plan to provide:

(a)  Total disability - maximum of twenty-six (26) weeks at $400 per week.

(b)   Three (3) scheduled straight time day waiting period, which is waived for those days an employee is hospitalized as an in-patient.

9-J  FMLA

1.  If FMLA time off is elected, the employee will not be required to concurrently take vacation or personal days.

Section 10 - GRIEVANCE PROCEDURE

10-A  Dispute resolution

1.  Should any difference arise as to the meaning and application to this Agreement, the following procedure will be used to settle such difference.

2.  The parties have agreed to utilize a new form entitled "Record of Request or Complaint Proceedings."  This document is to be utilized to record facts and information that is relevant and necessary for both parties to effectively resolve issues or complaints that may arise.

3.  This form must be signed and dated by each and every affected employee(s) who desires to use the "Grievance Procedure".  The Grievance Committeeman will present this form to Supervision at the First Step level.  The Committeeman and Supervision will indicate their comments and sign and date the form.

4.  If the issue is not resolved during this First or Second oral Step(s) then the form(s) must accompany the normal written "Grievance Report" document at the time it is presented to be numbered and received into the Third (3rd) Step of the Procedure.

5.  This form is established and intended to be "NON-PRECEDENT", including any resolution therefrom, and will not be used by either party for any legal or grievance purpose at any time.  It is created as an internal record to assist the parties with grievance resolution by recording factual information needed to accomplish that goal.

10-B  Step One

1.  An employee will have the right to request a meeting with his/her Supervisor and Grievance Person, within seven (7) days, excluding Saturday, Sunday and holidays, of the occurrence or discovery of the alleged violation, who will schedule such meeting to take place within ten (10) hours after the end of the next scheduled workday after the request is made.

10-C  Step Two

1.  If the employee is not satisfied as a result of the First Step meeting, then the employee will be granted a meeting with the Steelworkers Grievance Person, the Superintendent and the Employee's Supervisor.  This meeting will take place within five (5) days excluding Saturday, Sunday and holidays, from the conclusion of the above mentioned First Step meeting.

10-D  Written Grievance

1.  If the Union believes the grievance still exists, it shall be reduced to writing on proper grievance forms and presented to the Vice President, Administration of Steel within five (5) days, excluding Saturday, Sunday and holidays, from conclusion of the above mentioned Second Step meeting.

10-E  Step Three

1.  Providing no satisfactory agreement is reached in Step Two, a meeting will be arranged within thirty (30)days between the Vice President, Administration, of Steel and the Staff Representative of the Union.  Steel's decision will be submitted to the Union Staff Representative in writing within thirty (30) working days of the meeting.

2.  An aggrieved employee shall also have the right to be heard at the 3rd step of the grievance procedure upon the request of the International Union Staff Representative, subject to a maximum of one grievant per grievance.

10-F  Step Four/Arbitration

1.  If the Union Staff Representative does not accept Steel's Vice President, Administration's answer to the grievance as a satisfactory settlement, then the Staff Representative will notify the Vice President, Administration within thirty (30) days of the postmark on the envelope in which contained the Third Step Answer.

2.  The parties may jointly or separately petition the Federal Mediation Service to submit a panel from which an Arbitrator will be selected by the parties either by mutually agreeing or by alternately striking names from the list, and the last remaining name being the Arbitrator to hear the case.

3.  The decision of the Arbitrator will be final and binding on matters properly before him and he shall render his decision within thirty (30) days of the close of the arbitration hearing unless otherwise agreed on by Steel and Steelworkers.  Steel and Steelworkers agree to share equally the cost and expenses of the Arbitrator, but fees and expenses, if any, of representatives and witnesses shall be borne by the party engaging or calling the same.

10-G  Grievance Person

1.  For purposes of this Section, a Grievance Person will be an employee of Steel selected by the Steelworkers.  The Local Union may approve not less than five (5) and not more than seven (7) Grievance Committeemen.

10-H  Time Limits

1.  Time limits may be extended by mutual Agreement between the Union and Steel.

10-I  Out-of-Line Exception

1.  The parties agree to make an out-of-line exception for discharge grievances, if after ninety (90) days from date of discharge, no resolution has occurred.  The next Arbitrator selected at that point will be for the out-of-line discharge case.  However, should the Union decide not to make the out-of-line exception it will waive rights to any potential back-pay award beyond the day a discharge is bypassed in favor of a non-discharge case.

Section 11 - NO STRIKE - NO LOCK-OUT

11-A  No Strike

1.  Steelworkers agree there shall be no strikes, work stoppages or slow downs during the life of this Agreement or any extension thereof.

11-B  No Lock-out

1.  Steel will not lock-out any employee during the terms of this Agreement.

11-C  Remedy for Violation

1.  Steel shall have the right to discipline up to and including discharge any employee who violates paragraph A.  Any disciplinary action meted out or imposed by Steel hereunder shall be subject to the grievance or arbitration procedure of this Agreement, including arbitration to the extent only of determining the fact as to whether an employee violated paragraph A. A grievance against disciplinary action taken by Steel hereunder must be filed in writing with Steel within forty-eight (48) hours after such discipline is imposed.

2.  The parties further agree that in the event of an alleged violation of paragraph A above, Steel (in addition to seeking any other legal, equitable, administrative, judicial or contract remedies available to it) may if it desires immediately submit the issue arising therefrom to an Arbitrator to be furnished and chosen by Steel's Attorney and the Union from the Huntington area to constitute the arbitration panel and the third member appointed by mutual agreement of the parties.  The arbitration hearing shall be conducted within twenty-four (24) hours (or as soon thereafter as is possible) after the occurrence of the alleged violation.  If a majority of the arbitration panel finds that the Agreement has been violated, the arbitration panel shall order that the party or parties in violation cease and desist from such conduct and said order shall issue at the conclusion of the arbitration hearing.

Section 12 - LETTERS OF AGREEMENT

12-A  Letters

 The following letters of agreement are to be incorporated and made part of this working Agreement for its term:

1.  Steel will provide the Union with written communications when it pertains to the hiring, lay-off, recall, termination or promotions to a non-Bargaining Unit position of a Bargaining Unit employee.

2.  All current employees seniority has been ranked in accordance with their I.D. Number.  Employee's I.D. Numbers have been established, agreed to by the parties and made part of the Agreement, and shall be known and referred to as the "Employee's Seniority List".  This seniority list cannot be changed unless mutually agreed to by the parties or as a result of a grievance or arbitration settlement.

(a)  This list is to be used for seniority purposes only and will have no bearing on Steel's accounting records.

3. Any disciplinary action procedures taken against all current active employees prior to June 7, 1993, will not be held or raised against them in any future disciplinary action or procedure.

4. The parties agree to the contents of their joint letter dated 6/17/88, pertaining to the Melt Shop "Onerous Scheduling" Agreement.  The only change is the $1.00 an hour additive to a $1.00 an hour base rate change during the time that rate is being paid.

5.  Effective June 7, 1999, employees assigned to a rotating shift schedule (20 turn operation) shall receive an additive of $1.00 per hour base rate change.

6.  Effective June 7, 1999 each employee may take two (2) personal days with pay per year (June 7 to June 7) at their base wage rate, provided they give their Supervisor at least twenty-four (24) hours advance notice, and it is approved.  Any employee who does not utilize his/her entire personal day or days will be paid for the unused time.

 7. Union Leaves of Absence:
Leaves of absence to accept positions with the International Union shall be for a period not in excess of one (1) year.  The time period may be extended for one (1) year with mutual agreement.  Continuous service shall not be broken and will continue to accrue during this time.  In addition, all of said individual's company benefits shall cease, (examples:  life insurance, health care plan, retirement, profit sharing, disability, LTD, Dental, Vision, vacation, holidays, etc.).

8. Political Action Committee (PAC) Checkoff

(a) Subject to applicable laws and upon receipt of a written authorization from an employee, the Company shall deduct from the pay due such employee, Political Action Committee (PAC) contributions and transmit such to the Treasurer of the United Steelworker of America Political Action Committee (USWA PAC).

An employee's authorization for the Company to deduct PAC contributions shall continue in effect for the duration of this Agreement, or until receipt by the Company of the employee's written revocation, or when the employee leaves the bargaining unit, whichever is earlier.  The signing of a PAC authorization form and the making of such voluntary contributions are not a condition of membership in the Union or of employment with the Company.

The Company shall have no obligation to deduct PAC contributions for any pay period in which an employee received (after all other deductions) pay less than the amount of such voluntary contributions.  The Union shall indemnify and save the Company harmless against any and all claims, demands, lawsuits or other forms of liability that may arise out of or by reason of actions taken by the Company in making payroll deduction of PAC contributions as hereinabove provided.

Section 13 - TERMINATION DATES

13-A  Length of Agreement

1.  This Agreement dated June 10, 2002, shall supersede that Agreement between the parties made and entered into June 7, 1999 which expired, by joint Agreement, at 4:00 p.m. on June 7, 2002.  This Agreement shall continue in full force and effect until June 9, 2006, at 4:00 p.m., inclusive, and thereafter it shall be considered automatically renewed for successive periods of twelve (12) months unless at least sixty (60) days prior to the end of the expiration date or any twelve (12) month effective period either party shall serve written notice upon the other that it desires cancellation, revision or modification of any provision or provisions of this Agreement.  In the event, the parties shall attempt to reach an agreement with respect to the proposed change or changes, and at least forty-five (45) days prior to the expiration date of the Agreement, meetings to consider such changes shall be held by the parties.  In the event the parties do not reach a written agreement by the expiration date in the particular year, as provided for herein, then this Agreement shall in all respects be deemed void and terminated.  The parties hereto by written agreement may extend said period for the purpose of reaching a new Agreement.

2.  The USWA will not strike and Steel will not Lockout during the term of this Agreement or any extension thereof.

13-B  VEBA

1.  The parties agree to an annual VEBA Opener during the second and third year of this Agreement.  The purpose of the opener is for the parties to make decisions pertaining to the VEBA contribution (however, in no event will the total contribution exceed the VEBA limitations described in Section 9-E) or, in the alternative, a special non-VEBA employee distribution.

Section 14 - LIGHT DUTY

14-A  Light Duty Assignment

1.  Any employee who becomes incapacitated may be assigned the duties or modified duties of any position that he or she can perform within the restrictions that have been placed upon him or her by the Medical Community.  If Steel should elect, at their expense, to have an employee evaluated to determine the extent of injury or illness, and/or to determine what restrictions if any may apply to his/her ability to return to work, a specialist within the field of the employee's treating physician will be utilized.

2.  Also, it must be noted that an employee can be assigned on certain excluded positions, such as:  telephone operator, messenger, guards, watchmen and etc. while employee is incapacitated on light duty.

Section 15 - LABOR/MANAGEMENT

15-A  The parties agree to establish a joint Labor/Management Committee for the purpose of discussing and resolving issues brought before it by any member of the committee.  It is agreed that Steel's Plant Manager and the USWA District #8's Director are members of the joint committee.

15-B  It is understood that the committee may not make decisions or resolutions contrary to specific contract language unless it is reduced to writing and signed by the appropriate Steel and USWA Representatives.

Section 16 - EDUCATION AND/OR TRAINING PROGRAMS

16-A  Training Program

1.  It is Steel's intent and desire, and hereby obligates itself, to develop and implement a training program for employees so they can increase their knowledge, ability and expertise to enhance their performance of duties within their assigned group.

16-B  Education

1.  Steel will pay for pre-authorized job related training/education that supports an employee's performance in his work related duties.

Section 17 - DRUG AND ALCOHOL PROCEDURE

17-A  Procedure

1.  When a member of Supervision and the Director of Safety and Environmental Health agree to send an employee who is impaired for a drug and alcohol test and the result is positive, the employee will be offered the opportunity for treatment.  Before an employee is sent for a drug and alcohol test, the member of Supervision and the Director of Safety and Environmental Health along with the alleged impaired employee and a Union Committeeman will meet prior to the employee being sent for the drug and alcohol test.  An employee who refuses treatment shall be terminated.  An employee who returns from treatment shall sign a one year Last Chance Agreement written by the Company.

Section 18 - UNION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized Representatives.

UNITED STEELWORKERS OF AMERICA,
AFL-CIO-CLC:

Leo Gerard, Int'l. President

James English, Int'l Secy-Treas.

Andrew Palm, Int'l V. Pres., Adm.

Leon Lynch, Int'l VP. H. Affairs

Ernest R. Thompson, Dir. Dist. 8

Tim Dean,Sub Dist. Dir.

Randall T. Moore, Staff Rep.

LOCAL # 37 AGREEMENT

Scott Ramey	Charles Adkins
President	Chairman

Terry L. Harless	Robert Nichols
Vice President	Committeeman

Frank Meehling	Ronald Ross
Committeeman	Committeeman

Robert Clay
Committeeman

Section 19 - STEEL AGREEMENT

SWVA, INC.

Bruce Groff
Vice President, Administration

Richard J. Shaw
Melt Shop Superintendent

Section 20

A.  Plant Rules

1.  Report for work physically and mentally capable of performing the job.

2.  Report to work regularly and on time for your assigned work schedule.

3.  Follow the assignments and directions of your Supervisor and perform your share of the team's work in an acceptable and cooperative manner.

4.  Treat all equipment, tools and plant facilities used in a careful and proper manner.

5.  Respect the rights of others, be truthful and treat fellow employees and all visitors with human dignity.

6.  Obey all safety rules and wear or use proper safety apparel and devices.

Section 21

A.  Groups

1.  Melt/Cast Group
2.  #1 Mill Group
3.  #1 Finish Group
4.  #2 Mill/Finish Group
5.  Fabricating Group
6.  Cut-to-length Group (#11, #12 and #13 buildings only)
7.  Maintenance/Machine Shop Group
8.  Roll Turning Group